Exhibit 99.1

Hudson Acquisition I Corp. Announces Receipt of Nasdaq Delisting Notice, Submission of a Hearing Request and Initiation of Compliance Measures

NEW YORK, -- Hudson Acquisition I Corp. (the “Company” or “HUDA”) (Nasdaq: HUDA) today announced that it received a delisting notification letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) on July 23, 2024. The Notice informs the Company of its noncompliance with Nasdaq’s continued listing requirements. Unless this determination is successfully appealed, the Company’s securities will be delisted from the Nasdaq Global Market.

The Notice specifies that unless the Company requests an appeal of this determination by July 30, 2024, trading of the Company’s ordinary shares, warrants, and units will be suspended at the opening of business on August 1, 2024, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

The delisting determination arises from the Company’s failure to meet several Nasdaq continued listing requirements. Specifically, the Company is noncompliant with Nasdaq Listing Rule 5450(b)(2)(A) due to its market value of listed securities being below the required $50,000,000 for the preceding 30 consecutive trading days. Additionally, the Company does not meet Listing Rule 5450(b)(2)(A) concerning the minimum requirement of 1,100,000 publicly held shares, as it currently has approximately 105,000 shares. Furthermore, the Company fails to satisfy Listing Rule 5450(b)(2)(C), which mandates a minimum market value of $15 million for publicly held shares; as of July 22, 2024, the Company’s market value of publicly held shares is approximately $1.3 million.

The Company is also noncompliant with Listing Rules 5450(b)(1) and 5450(b)(3) for the Nasdaq Global Market’s alternative listing criteria, and it does not meet the Nasdaq Capital Market’s requirements under Listing Rule 5550. Additionally, the Company may be in violation of Listing Rule 5450(a)(2) due to an insufficient number of total holders. Lastly, the Company has failed to timely file its Form 10-K for the year ended December 31, 2023, and Form 10-Q for the period ended March 31, 2024, in breach of Listing Rule 5250(c)(1).

The Notice further outlines that the Company has the right to request a hearing before a Nasdaq Hearings Panel (the “Panel”) to appeal the Staff Determination. This appeal request will temporarily stay the suspension of the Company’s securities for a period of 15 days from the date of the request.

In response to the Notice, the Company has taken prompt action to address these issues. Specifically, the Company has:

1.	Filed the Form 10-K for the year ended December 31, 2023, on July 23, 2024, and expects to file the Form 10-Q for the period ended March 31, 2024, within the next ten (10) business days;

2.	Applied to transfer from the Nasdaq Global Market to the Nasdaq Capital Market and received a case ID on July 24, 2024;

3.	Submitted a Hearing Request on July 24, 2024, and secured a Hearing date for August 22, 2024;

4.	Received instructions for the Hearing from Nasdaq and is preparing materials to be submitted by August 2, 2024.

The Company has also engaged in multiple discussions with Nasdaq since July 23, 2024, to explore various measures for regaining compliance. As of the date of this release, these discussions are ongoing.

In the event that HUDA is delisted, the delisting of the SPAC will not preclude the combined entity, or the deSPAC entity from receiving initial listing approval for listing on the Nasdaq Stock Market. The combined entity will be subject to the same quantitative initial listing standards as any SPAC, regardless of the SPAC’s prior listing status.

Hudson Acquisition I Corp. is committed to presenting a comprehensive plan to regain compliance with Nasdaq’s listing requirements and to seek an extension for continued listing while working towards a return to compliance.

About Hudson Acquisition I Corp.

Hudson Acquisition I Corp. is a Delaware corporation incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. The Company affirmatively excludes as an initial business combination with a target company of which financial statements are audited by an accounting firm that the United States Public Company Accounting Oversight Board is unable to inspect.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as may be required by law.

Company Contact

Hudson Acquisition I Corp.

Pengfei Xie
Telephone: +1(917) 345-0953

Investor and Media Contact:

International Elite Capital Inc.

Annabelle Zhang
Telephone: +1(646) 866-7928

Email: annabelle@iecapitalusa.com